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NEWSRELEASE                                                      (WILLIAMS LOGO)


NYSE: WMB

                                                                    EXHIBIT 99.3

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DATE:             April 21, 2003


       WILLIAMS REACHES $1.1 BILLION AGREEMENT TO SELL INTEREST IN MASTER
                              LIMITED PARTNERSHIP

         TULSA, Okla. - Williams (NYSE:WMB) announced today that it has signed a definitive agreement to sell its 54.6 percent ownership interest in Williams Energy Partners L.P. (NYSE:WEG) in a $1.1 billion transaction.

         The buyer, a newly formed entity owned equally by Madison Dearborn Partners, LLC and Carlyle/Riverstone Global Energy and Power Fund II, L.P., has agreed to pay approximately $512 million in cash to Williams. The sale also will have the effect of removing $570 million of the partnership's debt from Williams' consolidated balance sheet.

         The sale is scheduled to close in May, subject to standard closing conditions. Williams expects to recognize a pre-tax gain of at least $285 million to $300 million, which will be reported in discontinued operations.

         Including today's announcement, Williams this year has sold or agreed to sell assets for more than $2.6 billion in cash and relief of nearly $900 million in debt. The cash figure includes proceeds from assets the company identified for sale earlier this year as part of its liquidity-management plan, as well as two transactions in the company's energy marketing and trading portfolio.

         "Williams has come a long way in a short time," said Steve Malcolm, chairman, president and chief executive officer. "We are pleased with our continued success in narrowing our focus to key natural gas businesses while at the same time attending to the critical tasks of raising cash and reducing debt to strengthen our balance sheet."

         Williams' aggregate ownership interest in the master limited partnership consists of 100 percent of the general partnership interest - which equates to 2 percent of the total partnership interest and includes the associated incentive-distribution rights - and 52.6 percent of the limited partnership interests. The limited partnership interests include the Class B units Williams received in the sale of Williams Pipe Line to Williams Energy Partners in April 2002.

         "This agreement moves us closer to wrapping up major asset sales and rounding out what Williams will look like in the near future. We are reshaping and resizing Williams to focus on natural gas production, natural gas processing and natural gas transportation," Malcolm said. "Parting with our interest in Williams Energy Partners substantially ends our nearly four decades of participation in the oil segment of the energy industry."

         Under the terms of the agreement, Williams will receive approximately $510 million at closing and up to $2 million in August, assuming closing occurs on or after May 15.


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         In addition and subsequent to closing, the buyer's future sales of equity at net prices exceeding $37.50 per unit could provide Williams with an additional cash incentive of up to $20 million.

         "To the extent that the market rewards the partnership for the transition to a well-capitalized general partner with a stated desire to expand the business, Williams will be in a position to capture up to $20 million in cash incentive from the buyer's future resale of equity," Malcolm said.

         Williams Energy Partners' assets include a 6,700-mile refined products pipeline system and 39 related storage terminals, an ammonia pipeline system, five marine terminal facilities located along waterways such as the Houston Ship Channel, and 23 inland terminal facilities connected to third-party pipelines.

         The buyer expects to offer employment to more than 800 Williams employees whose jobs are primarily dedicated to providing general, administrative and operations support to the assets in the partnership. Williams will continue to provide services to the partnership and buyer during a transition period, though the existing services agreement between Williams and the partnership will terminate - effectively relieving Williams from any continuing obligation to bear a portion of the partnership's expenses.

         Lehman Brothers and Citigroup acted as financial advisers to Williams in connection with the transaction.

ABOUT WILLIAMS (NYSE: WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams' gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

CONTACT:   Kelly Swan
           Williams (media relations)
           (918) 573-6932

           Travis Campbell
           Williams (investor relations)
           (918) 573-2944

           Richard George
           Williams (investor relations)
           (918) 573-3679


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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.